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                                                                    EXHIBIT 99.1

AUTONATION BOARD APPROVES ANC RENTAL TAX-FREE SPIN-OFF

AutoNation Shareholders To Receive One Share of ANC Rental Corporation For Every Eight AutoNation Shares; Record Date is June 16, 2000; Distribution Date is
June 30


FORT LAUDERDALE, Fla., May 31 /PRNewswire/ -- The Board of Directors of AutoNation, Inc. (NYSE: AN - news) today granted final approval of the tax-free spin-off of ANC Rental Corporation to AutoNation shareholders. In the spin-off, each AutoNation shareholder of record as of June 16, 2000, will receive one share of ANC Rental Corporation for every eight shares of AutoNation owned. The Board established a distribution date of June 30, 2000. The distribution is subject to customary conditions, including government approval and closing of the financing necessary for ANC Rental to operate as an independent, publicly traded company.
o (Photo: http://www.newscom.com/cgi-bin/prnh/19990406/FLTU003)

As of the distribution date, ANC Rental Corporation will be an independent public company and has applied to trade on the Nasdaq Stock Market under the symbol "ANCX." ANC Rental Corporation comprises the Alamo, National and CarTemps USA vehicle rental companies. AutoNation will continue to trade on the New York Stock Exchange under its symbol "AN."

AutoNation emphasized that a stockholder vote is not required in connection with the spin-off and that holders of AutoNation's common stock as of the record date do not need to take any action to participate in the spin-off. The Company also said that the spin-off does not impact shareholders' ownership of existing common stock as shareholders will continue to own their AutoNation stock in addition to receiving shares of ANC Rental Corporation.

AutoNation Chairman H. Wayne Huizenga said, "The spin-off of ANC Rental Corporation rewards AutoNation's shareholders with a tax-free dividend of shares in a second public company."

AutoNation Chief Executive Officer, Michael J. Jackson, said, "With the spin-off complete, AutoNation will be the largest pure-play automotive retailer in America. We are very pleased that management's full focus, and attention can now

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be placed on our automotive retail operations. We are also taking this opportunity to re-state our commitment to building long-term value for the shareholders of AutoNation."

AutoNation, Inc. is America's largest automotive retailer, on and off the web, with more than 400 new vehicle franchises in 19 states and more than 200 web sites. AutoNation is a Fortune 100 company (#63) with more than $20 billion in annual revenue, including $1 billion of Internet-related revenue through the sale of 46,000 vehicles last year. AutoNation's sales of vehicles via the Internet are expected to reach $1.75 billion this year, once again making it the largest automotive retailer on the Internet.

ANC Rental Corporation is one of the world's largest car rental companies with annual revenue of approximately $3.5 billion and an average daily fleet of about 339,000 vehicles in 1999. Headquartered in Fort Lauderdale, Florida, ANC employs approximately 22,000 associates worldwide.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the SEC filings.

SOURCE: AutoNation, Inc.